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                                                                      Exhibit 11

                         ULTRAK, INC. and SUBSIDIARIES

                        Computation of Per Share Income

                For the Three and Six Months ended June 30, 1995

                                  (Unaudited)


                                                          Three            Six
                                                          Months           Months
                                                        ---------        ----------

Computation of Income per Share-Primary:
----------------------------------------

Net income                                               $485,744        $1,267,677

Less: Dividend requirements on preferred
  stock                                                   (29,302)          (58,604)
                                                        ---------        ----------
Net income allocable to common stockholders              $456,442        $1,209,073
                                                        =========        ==========

Weighted average number of common shares
  outstanding during the period                         6,555,841         6,513,617

Net effect of dilutive stock options and
  warrants based on the treasury method using
  average market price                                    349,634           349,634
                                                        ---------        ----------
Shares used for computation                             6,905,475         6,863,251
                                                        =========        ==========

Income per share-primary                                     $.07              $.18
                                                        =========        ==========

Computation of Income per Share-Assuming
-----------------------------------------
Full Dilution:
--------------

Net income                                               $485,744        $1,267,677

Less: Dividend requirements on preferred
  stock                                                        -                -
                                                        ---------        ----------
Net income allocable to common stockholders              $485,744        $1,267,677
                                                        =========        ==========

Weighted average number of common shares
  outstanding during the period                         6,555,841         6,513,617

Net effect of dilutive stock options and
  warrants based on the treasury method using
  the greater of average or ending price                  349,634           358,162

Net effect of preferred stock conversion                  406,981           406,981
                                                        ---------        ----------
Shares used for computation                             7,312,456         7,278,760
                                                        =========        ==========
Income per share-assuming full dilution                      $.07              $.17
                                                            =====             =====





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